EXHIBIT 99.2

HAWK CORPORATION
Pro Forma Condensed Consolidated Balance Sheet
September 30, 2006

(In Thousands)
		Pro Forma Adjustments
	September 30, 2006 (Unaudited)	Deconsolidate HPCG(1)	Sale of HPCG(2)	Pro Forma Consolidated (Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,893	$(83)	$88,924	$94,734
Accounts receivable, net	48,506	(12,641)		35,865
Inventories	50,475	(10,034)		40,441
Taxes receivable	42			42
Deferred income taxes	4,546		(859)	3,687
Other current assets	5,245	(1,281)		3,964
Assets of discontinued operations	3,980			3,980
Total current assets	118,687	(24,039)	88,065	182,713

Investment in HPCG		71,564	(71,564)	-
Property, plant and equipment, net	70,826	(33,076)		37,750

Goodwill	32,495	(28,030)		4,465
Finite-lived intangible assets	8,056	(55)		8,001
Deferred income taxes	916		(451)	465
Other assets	7,728	-		7,728
	49,195	(28,085)	(451)	20,659
Total assets	$238,708	$(13,636)	$16,050	$241,122

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$31,785	$(9,107)		$22,678
Other accrued expenses	23,524	(3,805)	$975	20,694
Short-term debt	1,146	-		1,146
Current portion of long-term debt	247	(121)		126
Liabilities of discontinued operations	2,693			2,693
Total current liabilities	59,395	(13,033)	975	47,337

Long-term debt	117,321	(603)		116,718
Deferred income taxes	1,026			1,026
Pension liabilities	10,554			10,554
Other	3,580			3,580
Shareholders’ equity	46,832	-	15,075	61,907

Total liabilities and shareholders’ equity	$238,708	$(13,636)	$16,050	$241,122

See accompanying notes to Pro Forma Condensed Consolidated Balance Sheet

HAWK CORPORATION
Pro Forma Consolidated Statement of Operations
Nine Months ended September 30, 2006 (Unaudited)

(In Thousands)
		Pro Forma Adjustments
	September 30, 2006 Consolidated	Deconsolidate HPCG (1)	Interest Income on Investment of Net Cash Proceeds	Pro Forma September 30, 2006
Net sales	$228,375	$(69,106)	$-	$159,269
Cost of sales	180,114	(56,319)	-	123,795
Gross profit	48,261	(12,787)	-	35,474

Operating expenses:
Selling, technical and administrative expenses	31,898	(6,579)	-	25,319
Amortization of finite-lived intangible assets	379	(8)	-	371
Total operating expenses	32,277	(6,587)	-	25,690
Income from operations	15,984	(6,200)	-	9,784

Interest expense (2)	(8,508)	14	-	(8,494)
Interest income (3)	63	(2)	3,335	3,396
Other income (expense), net	132	(41)	-	91
Income from continuing operations, before income taxes	7,671	(6,229)	3,335	4,777

Income tax provision (benefit)(4)	3,820	(2,398)	1,284	2,706

Income from continuing operations, after income taxes	3,851	(3,831)	2,051	2,070
Income from discontinued operations, net of tax	562	-	-	562

Net income	$4,413	$(3,831)	$2,051	$2,632

Earnings per share:
Basic earnings per share:
Earnings from continuing operations, after income taxes	$0.42			$0.22
Discontinued operations	0.06			0.06
Net earnings per basic share	$0.48			$0.28

Diluted earnings per share:
Earnings from continuing operations, after income taxes	$0.39			$0.21
Discontinued operations	0.06			0.06
Net earnings per diluted share	$0.45			$0.27

Average shares outstanding - basic	8,988			8,988

Average shares and equivalents outstanding - diluted	9,518			9,518

See accompanying notes to Pro Forma Consolidated Statements of Operations

HAWK CORPORATION
Pro Forma Consolidated Statement of Operations
Year ended December 31, 2005 (Unaudited)

(In Thousands)
		Pro Forma Adjustments
	December 31, 2005 Consolidated	Deconsolidate HPCG (1)	Interest Income on Investment of Net Cash Proceeds	Pro Forma December 31, 2005
Net sales	$265,434	$(83,576)	$-	$181,858
Cost of sales	213,013	(67,816)	-	145,197
Gross profit	52,421	(15,760)	-	36,661

Operating expenses:
Selling, technical and administrative expenses	37,874	(8,922)	-	28,952
Restructuring	4,962	-		4,962
Employee benefit curtailment (income)	(424)	-		(424)
Amortization of finite-lived intangible assets	734	(10)	-	724
Total operating expenses	43,146	(8,932)	-	34,214
Income from operations	9,275	(6,828)	-	2,447

Interest expense (2)	(10,588)	26	-	(10,562)
Interest income (3)	40	-	4,446	4,486
Other income (expense), net	98	2	-	100
Loss from continuing operations, before income taxes	(1,175)	(6,800)	4,446	(3,529)

Income tax provision (benefit) (4)	201	(2,618)	1,712	(705)

Loss from continuing operations, after income taxes	(1,376)	(4,182)	2,734	(2,824)
Income from discontinued operations, net of tax	32	-	-	32

Net loss	$(1,344)	$(4,182)	$2,734	$(2,792)

Loss per share:
Basic loss per share:
Loss from continuing operations, after income taxes	$(0.17)			$(0.34)
Discontinued operations	-			-
Net loss per basic share	$(0.17)			$(0.34)

Diluted loss per share:
Loss from continuing operations, after income taxes	$(0.17)			$(0.34)
Discontinued operations	-			-
Net loss per diluted share	$(0.17)			$(0.34)

Average shares outstanding - basic	8,869			8,869

Average shares and equivalents outstanding - diluted	8,869			8,869

See accompanying notes to Pro Forma Consolidated Statements of Operations

Hawk Corporation
Notes to Pro Forma Condensed Consolidated Balance Sheet
(Unaudited)

(1)
Reflects the deconsolidation of the assets and liabilities of the precision components segment of Hawk that have been sold to PCG Holdings. Net equity (including intercompany payables and intercompany debt) of the precision components segment is included in the line item “Investment in HPCG.”

(2)	Reflects the sale of the precision components segment of Hawk assuming the sale occured on September 30, 2006, including:

a.
Net cash received of $88,924, equal to gross proceeds on the sale of $94,157, decreased by funded debt, assumed liabilities, and preliminary sales price adjustments for net working capital and other closing adjustments of $3,033, and less $2,200 for estimated legal and professional fees related to the sale,

b.
A pretax gain of $17,360 and related tax expense of $2,285, for an after-tax gain of $15,075. The pro forma gain and tax information was developed by comparing the net cash received at February 2, 2007 to the balance sheet at September 30, 2006, and

c.
Income tax expense of $2,285, equal to the sum of (i) income tax currently payable of $975 and (ii) $1,310 of deferred tax expense (reducing current deferred tax assets by $859 and reducing long-term deferred tax assets by $451) related to the utilization of net operating loss carryforwards and the reversal of net deferred tax liabilities associated with sold assets and liabilities.

The proceeds included in the pro forma condensed consolidated balance sheet are equal to the amount of cash received on the closing date, including an estimate of net working capital as of that date. No later than 90 days after the closing date, the purchase price will be adjusted to reflect the actual net working capital at the closing date. Any adjustments to proceeds along with other changes in the balance sheet from September 30, 2006 through the closing date will change the actual gain to be recorded in the first quarter of 2007.

Hawk Corporation
Notes to Pro Forma Consolidated Statements of Operations
(Unaudited)

(1)
Reflects the deconsolidation of revenues and expenses of the precision components segment of Hawk for the year ended December 31, 2005 and the nine months ended September 30, 2006, assuming the sale of the precision components segment occurred on January 1, 2005. Administrative expenses historically allocated to the precision components segment that will be retained by Hawk are not included in the precision components elimination.

(2)	The elimination of interest expense reflects interest on debt assumed by PCG Holdings.

(3)
Interest income on the net cash received of $88,924 is calculated at an assumed annual investment rate of return of 5% for the year ended December 31, 2005 and the nine months ended September 30, 2006.

(4)	Reflects an effective tax rate of 38.5% on all Pro Forma adjustments.